Item 77C -- Scudder Strategic Income Trust

Shareholder Meeting Results

The Annual Meeting of Shareholders of Scudder
Strategic Income Trust (the "fund") was held on
May 25, 2005. The following matters were voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To elect nine individuals to constitute the Board of Trustees of the fund.

Number of Votes:

       For
	Withheld
John W. Ballantine 	3,293,287
	54,335
Donald L. Dunaway 	3,290,165
	57,457
James R. Edgar 		3,292,387
	55,235
Paul K. Freeman 		3,292,887
	54,735
Robert B. Hoffman 	3,290,465
	57,157
William McClayton 	3,292,887
	54,735
Shirley D. Peterson 	3,288,651
	58,971
William N. Shiebler 	3,293,187
	54,435
Robert H. Wadsworth 	3,296,987
	50,635

2. To ratify the selection of Ernst & Young LLP as the Independent Registered Public Accounting
Firm for the fund.

Number of Votes:

For 		Against 		Abstain
3,320,727 	13,158 		13,735